PAN AMERICAN GOLDFIELDS LTD APPOINTS

MIGUEL F. DI NANNO AS PRESIDENT

BROOMFIELD, COLORADO - October 18, 2010 - Pan American Goldfields Ltd (OTCBB:"MXOM") (the "Company") today announced the appointment of Miguel F. Di Nanno as president of the Company, replacing George S. Young.   Mr. Di Nanno is a mining engineer and business executive with over 30 years of experience in mining exploration and development in Latin America, and will bring to the Company additional strength in the identification and acquisition of new projects for the Company’s growth.  His previous experience includes positions as Country Manager in Argentina for Phelps Dodge Corporation, Commercial Development Manager in Argentina for the Queensland Government and the Australian Industry Group, Chief Operating Officer in Argentina for the Grosso Group, and as Zone Manager for Canyon Resource Corporation.  He has also been highly sought after and served in a consulting capacity for an impressive list of mining and mining service companies, including MIM Exploration, COMINCO, Brancote Holdings, Viceroy Resources, Cyprus Minerals, Mauricio Hochschild, Bema Gold, Northern Orion, and Lakefield Research Ltd.

The appointment of Mr. Di Nanno increases the Company’s strategic ability to identify and acquire gold exploration and production projects in Latin America and further positions the Company for rapid growth in the current gold market.  Mr. Di Nanno will work closely with the Company’s Board of Directors to continue negotiations on producing projects previously identified in Argentina and will be instrumental in the identification of new projects.

“We are pleased to bring Miguel onto our team,” said Mario Ayub, Chairman of the Company.  “We have a strong presence in Latin America, and Miguel will be instrumental for the Company as we continue with our plans for growth through increasing our production at Cieneguita, exploration on our current properties, as well as acquisitions in other regions.”

About Pan American Goldfields

Pan American Goldfields Ltd is a Chihuahua, Mexico based gold producer and exploration company. It is a specialist in exploration, mine development and production in Mexico's booming Sierra Nevada gold belt. The company's most advanced project is its now producing Cieneguita gold mine where a feasibility study to significantly increase the mine's already growing production profile is underway. Pan American also has exploration programs underway at Cieneguita South and Piedras Blancas, as well as at the Encino Gordo project.

The Company’s interest in the Cieneguita gold mine is held in connection with a joint venture with Minera Rio Tinto, the operator of the project.  The Cieneguita project hosts measured and indicated resources in excess of 1 million ounces gold equivalent, as described in the Company’s recently-published 43-101, as follows:

Cieneguita Deposit In Situ Resource Within Optimized Pit Shell @ 0.8 g/t AuEq Cut-Off

On behalf of the Board of Directors

Mario Ayub, Chairman

Qualified Persons

In the recently completed Technical Report and the amendment thereto to be filed, the Qualified persons were Douglas R. Wood, Licensed Professional Geologist, Utah #5557261, Eugene J. Puritch, P.Eng. and Antoine Yassa, P.Geo.  An NI 43-101 compliant resource estimate was carried out by Puritch and Yassa of P & E Mining Consultants Inc., using inverse distance grade estimation and a geologic model developed from data from the Company’s drill programs.

Mario Ayub is a director of the Company and is a 'qualified person' for the purposes of National Instrument 43-101 Standards of Disclosure for Mineral Properties of the Canadian Securities Administrators. He has verified the data (including sampling, analytical and test data) and prepared or supervised the preparation of the information contained in this news release.